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                                                                  Exhibit (e)(5)

                      BCP CRYSTAL ACQUISITION GMBH & CO. KG

                   Stuttgart, Amtsgericht Stuttgart, HRA 13860
             Geschaftsfuhrender Gesellchafter: BCP Management GmbH,
                   Stuttgart, Amtsgericht Stuttgart, HRB 24111
                       Geschaftsfuhrer: Chinh Edward Chu

                                                               December 15, 2003

Kuwait Petroleum Corporation
Salhiya Complex
Kuwait City
Kuwait

Ladies and Gentlemen:

         This letter ("LETTER AGREEMENT") confirms the agreement between BCP Crystal Acquisition GmbH & Co. KG (the "BIDDER"), a limited partnership formed by Blackstone Capital Partners IV L.P. and its affiliates ("BLACKSTONE"), and Kuwait Petroleum Corporation (the "SELLER", and together with BIDDER, the "PARTIES") with respect to certain commitments of SELLER relating to the proposed voluntary all-cash takeover offer, to be made by BIDDER for all shares of Celanese AG (the "TARGET") substantially upon the terms and subject to the conditions set out in the term sheet attached hereto as Schedule 1 (the "OFFER TERM SHEET") (such proposed takeover offer, the "TENDER OFFER", which term shall include any increased offer and any offer amended in accordance with the terms of this Letter Agreement).

                                    RECITALS

         WHEREAS, TARGET is a stock corporation (Aktiengesellschaft) with its registered seat in Kronberg iT, Germany, registered with the commercial register at the local court of Konigstein im Taunus under HRB 5277 with a stated share capital (Grundkapital) as of the date hereof of EURO 140,069,354.00 divided into 54,790,369 shares without par value (the "TARGET SHARES");

         WHEREAS, BIDDER is a limited partnership with its registered seat in Stuttgart, Germany, registered with the commercial register at the local court of Stuttgart under HRA 13860, with the sole general partner (Komplementar) being BCP Management GmbH and the sole limited partner being BCP Acquisition GmbH & Co. KG;

         WHEREAS, SELLER is a corporation established pursuant to the laws of the State of Kuwait having its principal office at Salhiya Complex, Kuwait City, Kuwait;

         WHEREAS, SELLER is the owner of 14,400,000 Target Shares (the "SELLER SHARES"); and

         WHEREAS, as an inducement to the willingness of BIDDER to launch the Tender Offer, BIDDER has requested that SELLER executes this Letter Agreement.

         NOW, THEREFORE, the Parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES OF SELLER. SELLER represents and warrants to BIDDER by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311(1) of the German Civil Code (Burgerliches Gesetzbuch) that the statements set forth in this
         Section 1 are true and correct as of the date hereof and will be true and correct at the date of the purchase by BIDDER of the Seller Shares and the Future Shares (as defined below), if any, pursuant to the Tender Offer (the "CLOSING DATE"). The scope and content of each representation and warranty of SELLER contained in this Section 1 shall be exclusively governed by the provisions of this Letter Agreement (and no representation and warranty of SELLER shall be construed as a guarantee (Garantie fur die Beschaffenheit der Sache) pursuant to Sections 443 and 444 of the German Civil Code).

         a. Authority. SELLER is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. SELLER has the legal capacity and all requisite power and authority to enter into this Letter Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and this Letter Agreement constitutes a valid and binding obligation of SELLER enforceable against it in accordance with its terms.

         b. Title to Shares. SELLER is, and from the date hereof through and on the Closing Date will be, the owner of the Seller Shares and SELLER on the Closing Date will be the owner of the Future Shares (as hereinafter defined), if any. The Seller Shares and the Future Shares, if any, constitute all Target Shares legally or beneficially owned by SELLER as of the date hereof, acquired after the date hereof, or which SELLER is, or will become, entitled to acquire upon the exercise of any option, warrant or other right (whether or not currently exercisable or subject to conditions) (any such Target Shares acquired by SELLER or to which SELLER is or becomes so entitled to acquire, in each case after the date hereof, the "FUTURE SHARES"). The Seller Shares are fully paid up and the Future Shares, if any, will be fully paid up prior to the Closing Date. As of the date hereof, SELLER has good and valid title to the Seller Shares, and as of the Closing Date, SELLER will have good and valid title to the Seller Shares and the Future Shares, if any, in each case free and clear of any third party rights (including, without being limited to, any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind) ("LIENS"). As of the date hereof, SELLER has the unrestricted right, power and authority to sell and transfer to BIDDER all of the Seller Shares in accordance with the terms of this Letter Agreement and free and clear of any Liens, except for Liens arising from acts of BIDDER and Liens that any custodian that holds the Seller Shares may have on the Seller Shares according to its standard business conditions; SELLER represents and warrants, that it has not taken any action giving rise to the right of such custodian to invoke such Lien. As of the Closing Date, SELLER will have the unrestricted right, power and authority to sell and transfer to BIDDER all of the Seller Shares and the Future Shares, if any, in each case in accordance with the terms of this Letter Agreement and free and clear of any Liens, except for Liens arising from acts of BIDDER.

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         c.       No Conflict: Required Consents. Except for approvals required under applicable antitrust laws in connection with the consummation of the transactions contemplated hereby, the execution and delivery of this Letter Agreement by SELLER, the tendering of the Seller Shares and the Future Shares, if any, in the Tender Offer contemplated hereby and the compliance by SELLER with the terms of this Letter Agreement will not conflict with, require any consent or approval under, or result in any violation or default under any other agreement to which SELLER is a party or by which its assets or properties are bound, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate or require any consent or approval under, any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to SELLER, the Seller Shares or the Future Shares, if any.

2. REPRESENTATIONS AND WARRANTIES OF BIDDER. BIDDER represents and warrants to SELLER by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to Section 311(1) of the German Civil Code (Burgerliches Gesetzbuch) that the statements set forth in this
         Section 2 are true and correct as of the date hereof and will be true and correct as of the Closing Date. The scope and content of each representation and warranty of BIDDER contained in this Section 2 shall be exclusively governed by the provisions of this Letter Agreement (and no representation and warranty of BIDDER shall be construed as a guarantee (Garantie fur die Beschaffenheit der Sache) pursuant to Sections 443 and 444 of the German Civil Code).

         a. Authority and Management. BIDDER is a limited partnership duly organized and validly existing under the laws of its jurisdiction of formation. BIDDER has the legal capacity and all requisite power and authority to enter into this Letter Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and this Letter Agreement constitutes a valid and binding obligation of BIDDER enforceable against BIDDER in accordance with its terms. The general partner of BIDDER is, and from the date hereof through and on the Closing Date will be, indirectly wholly-owned by Blackstone and other reputable co-investors and be controlled by Blackstone. All managing directors (Geschaftsfuhrer) of BIDDER are, and from the date hereof through and on the Closing Date will be, members of senior management of Blackstone Management Associates IV, L.L.C., the general partner of Blackstone Capital Partners IV L.P. (except that, prior to the Closing Date, certain of the managing directors may be members of Blackstone's legal counsel).

         b. Target Shares. Except as permitted by Section 5(b), BIDDER and its affiliates (i) do not and through the Closing Date will not own, directly or indirectly, any Target Shares, (ii) have not entered into, and from the date hereof through the Closing Date will not enter into, any transaction that could result in the attribution of voting rights to SELLER pursuant to Section 30 of the German Takeover Act (Wertpapiererwerbs-und Ubernahmegesetz, the "TAKEOVER ACT") and (iii) will ensure that its affiliates comply with the foregoing.

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         c.       No Conflict; Required Consents. Except for (i) approvals
                  required under applicable antitrust laws in connection with the consummation of the transactions contemplated hereby, (ii) approval of the publication of the Offer Document to be prepared in connection with the Tender Offer (the "OFFER DOCUMENT") by the German Supervisory Authority for Financial Services (Bundesanstalt fur Finanzdienstleistungsaufsicht, the "BAFIN"), (iii) the approval of the Vermont Department of Banking, Insurance, Securities and Health Care Administration and the Bermuda Monetary Authority with respect to the insurance subsidiaries of TARGET and (iv) such consents or approvals as would not materially delay or impede the consummation of the proposed transactions, the execution and delivery of this Letter Agreement by BIDDER, the consummation of the transactions contemplated hereby and the compliance by BIDDER with the terms of this Letter Agreement will not conflict with, require any consent or approval under, or result in any violation or default under any other agreement to which BIDDER is a party or by which its assets or properties are bound, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license, or violate or require any consent or approval under, any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to BIDDER, in each case assuming compliance by any affiliates of TARGET with any applicable requirements of the United States Securities and Exchange Commission (the "SEC") or the BaFin.

3.       COMMITMENT TO LAUNCH TENDER OFFER.

         a. Provided that BIDDER has not terminated this Letter Agreement pursuant to Section 3(d), and further provided that TARGET has signed an undertaking to support the Tender Offer, BIDDER undertakes to publish the decision to launch the Tender Offer (Section 10(1) of the German Takeover Act) substantially in the form attached as Schedule 2 (the "Announcement") without undue delay after the date of execution of this Letter Agreement and in accordance with the provisions of the Takeover Act.

         b. Provided that TARGET has issued a press release supporting the Tender Offer, and that BIDDER has not terminated this Letter Agreement pursuant to Section 3 (d), BIDDER, undertakes to launch the Tender Offer for the Target Shares (i) at an offer price of not less than EUR 32.50 per Target Share, assuming that the number of Target Shares outstanding does not increase from the number outstanding on the date hereof (except for the issuance of up to 1,151,600 shares pursuant to currently outstanding options) prior to the Closing Date; (ii) on the condition that BIDDER acquires a minimum percentage of Target Shares in the Tender Offer, which percentage shall be not more than 85% of all Target Shares issued and outstanding, excluding for the purposes of such calculation any Target Shares held directly or indirectly by TARGET; and (iii) otherwise substantially upon the terms and, without prejudice to BIDDER's rights pursuant to Section 3(d), subject to the conditions set out in the Offer Term Sheet (subject to such amendments (x) as may be required by the BaFin to comply with the requirements of the Takeover Act, (y) as may be necessary to comply with all applicable U.S. securities laws and regulations, or (z) as may be necessary to comply with such other laws or regulations as may be relevant).

         c. Provided that TARGET has issued a press release supporting the Tender Offer, and that BIDDER has not terminated this Letter Agreement pursuant to Section 3(d), BIDDER undertakes to submit a draft of the Offer Document, which is substantially complete and final in all material respects, to SELLER for informational purposes after the decision to launch the Tender Offer has been published but a reasonable period in advance of submission of the Offer Document to the BaFin in order to give SELLER the opportunity to review the Offer Document with regard to information contained therein which relates to SELLER or the position of SELLER with regard to the undertaking to sell its Target Shares, and to submit the final Offer Document to the BaFin as expeditiously as possible, within the time limits set forth in Section 14 of the Takeover Act.

         d. BIDDER may terminate this Letter Agreement by giving written notice to SELLER prior to the publication of the Offer Document pursuant to Section 14(2) of the Takeover Act in the event that one or more of the following events has occurred since the date of this Letter Agreement:

                  (i) the publication by any third party not affiliated or acting in concert with Blackstone or BIDDER of its decision to launch a tender offer (Section 10 of the Takeover Act) at a higher price per Target Share (in the case of an offer that is not an all-cash offer, as determined in the reasonable judgment of BIDDER and, if requested by SELLER, confirmed by an investment bank of international reputation selected by BIDDER and reasonably acceptable to SELLER) than that offered by the BIDDER in the Tender Offer; or

                  (ii) the breach by TARGET, its Management Board or any member of the Management Board of any of the obligations under the letter, dated December 14, 2003, from TARGET to Stephen A. Schwarzman; or

                  (iii) the occurrence of any event or the failure of an event to occur or the existence of a condition which, if such event were to occur or fail to occur or such condition were to exist, as the case may be, after the launch of the Tender Offer, would allow BIDDER not to consummate the Tender Offer pursuant to the conditions contained in the Offer Term Sheet;

                  (iv) the failure of BIDDER to finalize documentation satisfactory to BIDDER providing for debt financing on terms consistent with those contained in the commitment letters by Morgan Stanley Dean Witter Bank Limited, Morgan Stanley Senior Funding Inc., Deutsche Bank AG, London Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., dated December 6, 2003 previously disclosed by BIDDER to SELLER in a sufficient amount to finance the Tender Offer, the subsequent acquisition of 100% of the Target Shares, the refinancing of existing debt of TARGET and the funding for or on behalf of BIDDER or TARGET of $462.5 million of pension

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                           contributions with respect to TARGET, provided that
                           BIDDER shall use good faith efforts to finalize such documentation, it being understood that BIDDER shall not be required to accept any material changes to such terms or to commit additional funds to the proposed financing; or

                  (v) actions taken or failed to be taken by the BaFin or the SEC requiring BIDDER to amend the terms of the Tender Offer from those set forth in the Offer Term Sheet and such amendment of the terms is materially adverse to the position of BIDDER.

4.       COMMITMENT TO TENDER.

         a. SELLER agrees to validly tender, no later than the 15th business day of the initial Tender Offer acceptance period, pursuant to and in accordance with the terms of the Tender Offer and, except as provided in Section 4(c) below, will cause to remain validly tendered and not withdrawn until termination of this Letter Agreement, the Seller Shares and the Future Shares, if any, provided that the Tender Offer complies with the terms set forth in Section 3(b); further provided that SELLER shall not be released from its obligation to tender and not withdraw the Seller Shares and the Future Shares, if any, in the event that (i) (A) the BaFin requires BIDDER to amend the terms of the Tender Offer to comply with the requirements of the Takeover Act or (B) the SEC requires BIDDER to amend the terms of the Tender Offer to comply with applicable U.S. securities laws and regulations, and (ii) (x) the change of the terms of the Tender Offer required by the BaFin or the SEC does not relate to a reduction of the offer price or (y) the change of the terms of the Tender Offer required by the BaFin or the SEC, as the case may be, is not materially less favorable to SELLER insofar as the change relates to the minimum tender threshold or the conditions to completion of the Tender Offer and, in the aggregate, is not less favorable to the shareholders of TARGET than the terms set forth in the Offer Term Sheet, in each case as determined in the reasonable judgment of SELLER.

         b. Except as provided herein, the tendered Seller Shares and the Future Shares, if any, will be subject to the same terms, conditions and procedures as any other Target Shares tendered in the Tender Offer, and SELLER shall be entitled to benefit to the same extent as any other shareholder of TARGET who tenders Target Shares into the Tender Offer from an amendment, revision, extension, improvement or increase of the Tender Offer.

         c. SELLER shall be entitled to terminate this Letter Agreement and to rescind any acceptance of the Tender Offer in the event of (1) the publication of the decision to launch a tender offer (Section 10 of the Takeover Act) by any third party not affiliated or acting in concert with SELLER which involves a higher price per Target Share than the Tender Offer (in the case of an offer that is not an all-cash offer, as determined in the reasonable judgment of the board of directors of SELLER and, if requested by BIDDER, confirmed by an investment bank of international reputation selected by SELLER and reasonably acceptable to BIDDER) or (2) the public announcement of any other competing transaction that provides for the acquisition by a third party of all of the outstanding Target Shares at a higher price per Target Share than the Tender Offer (determined as described in the preceding clause (1)) (a "SUPERIOR OFFER"); however, provided that (x) such termination and rescission may be made only on or after the earlier of (i) the tenth business day following such publication or announcement and (ii) the date that is three business days prior to the expiration of the initial Tender Offer acceptance period; and (y) no such right of rescission or termination shall exist if, on or prior to the termination date referenced in clause (x), BIDDER revises the Tender Offer such that such competing transaction no longer constitutes a Superior Offer.

5.       PROHIBITION ON TRANSFER OF SELLER SHARES; PROHIBITION ON ACQUISITION OF
         SHARES.

         a. SELLER will not sell, pledge, encumber or otherwise dispose of any Seller Shares or any Future Shares, except pursuant to the Tender Offer.

         b. From the date hereof until the earlier of the date of termination of this Letter Agreement or the Closing Date, neither Party will acquire, directly or indirectly, any Target Shares except (i) with the prior consent of the other Party or
                  (ii) in the case of BIDDER, pursuant to the Tender Offer.

6. RESTRICTED ACTIONS. As long as this Letter Agreement is not terminated in accordance with Section 3(d), 4(c) or 9, SELLER, in its capacity as a shareholder of TARGET, will not:

         a. enter into any agreement with, solicit offers from, or negotiate or otherwise deal with any other person or entity with respect to a possible sale or other transfer of, or tender or similar commitment with respect to, any or all of the Seller Shares or the Future Shares, if any;

         b. enter into or support any agreements with third parties in support of any proposed change of control transaction regarding the TARGET with a party other than BIDDER or one of its affiliates;

         c. support a sale of a substantial amount of the TARGET's assets to a party other than BIDDER or one of its affiliates;

         d. support any increase in the share capital of the TARGET or the issuance by the TARGET of additional shares to third parties; or

         e. support the grant of voting rights, or the sale or grant of an option to buy any of the Seller Shares or the Future Shares, if any, to any third party.

7.       ANNOUNCEMENT OF SUPPORT; FURTHER ASSURANCES.

         a. On the date on which BIDDER publishes its decision to launch the Tender Offer, SELLER will issue a press release, publicly announcing its support of the Tender Offer and its commitment to tender the Seller Shares and the Future Shares, if any, and, unless this Letter Agreement is terminated pursuant to
                  Section 3(d) , 4(c) or 9,

                  SELLER will not make any public statement that conflicts with or is inconsistent with such statements. The Parties agree that the press release will be issued simultaneously with, or immediately after, a press release issued by the TARGET confirming the support of TARGET's management for the Tender Offer.

         b. Subject to any limitations arising under applicable law, SELLER, in its capacity as a shareholder of TARGET, will execute and deliver any additional documents, and take any other actions, that are necessary to carry out this Letter Agreement.

8. CONFIDENTIALITY. Except (i) for the press release described in Section 7, (ii) after the launch of the Tender Offer by BIDDER in accordance with the Takeover Act (i.e. publication of the Offer Document), or
         (iii) as required by applicable law, rule, regulation or order, in connection with the Tender Offer or otherwise, neither of the Parties shall, and each shall cause its respective subsidiaries, directors, officers, employees, advisors or affiliates not to, disclose to any person or entity the contents of this Letter Agreement, the existence of the discussions pursuant hereto, or any nonpublic information provided by the respective other Party to such Party in connection with this Letter Agreement (including, without limitation, the Offer Term Sheet and drafts of the Offer Document) ("CONFIDENTIAL INFORMATION"), other than to their respective directors, officers, employees and advisors, or the TARGET's directors, officers, employees and advisors, in each case on a need-to-know basis. If any Confidential Information relates to the U.S. federal income tax treatment or tax structure of the transactions contemplated by this Letter Agreement (the "TRANSACTIONS") then, notwithstanding anything herein to the contrary, the Parties (or any employee, representative or other agent of either of the Parties) may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such U.S. federal income tax treatment and tax structure; provided, however, that such disclosure may not be made (i) until the earliest of (x) the date of the public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions and (z) the date of the execution of an agreement (with or without conditions) to enter into the Transactions and (ii) to the extent required to be kept confidential to comply with any applicable federal or state securities laws. For the avoidance of doubt, U.S. federal income tax treatment and tax structure shall not include (i) the identity of any current or future party (or any affiliate of such party) to the Transactions or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments (or the amount of any deductions, credits or other tax items related to the foregoing) arising in connection with the Transactions.

9. TERMINATION. Unless terminated earlier in accordance with Section 3(d) or the provisions of Section 4(c), (i) SELLER may terminate this Letter Agreement if publication of the Offer Document pursuant to Section 14
         (2) of the Takeover Act has not occurred by February 28, 2004 and (ii) this Letter Agreement shall terminate automatically, without the requirement for service of notice, if the Tender Offer is not completed, i.e., settlement of the Tender Offer, by July 31, 2004. Upon such termination, this Letter Agreement shall become void and there shall be no liability or obligation on

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         the part of either Party except with respect to Sections 8, 10, 11, 12 and 14 and this Section 9, which provisions shall survive such termination.

10. FEES AND EXPENSES. All expenses incurred in connection with the transactions contemplated herein shall be paid by the Party incurring such expenses.

11. COUNTERPARTS. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. GOVERNING LAW. This Letter Agreement shall be governed by German law to the exclusion of its conflict of law provisions, and exclusive venue for any dispute related to this Letter Agreement shall be in the city of Frankfurt, Germany.

13. ASSIGNMENT. This Letter Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Letter Agreement, or any rights or obligations hereunder of SELLER, may be made without the prior written consent of BIDDER. BIDDER may, subject to consent of SELLER which may not be unreasonably withheld or delayed, assign any or all of its rights and obligations hereunder, in whole or in part, to one or more designees affiliated with BIDDER, and no such assignment will relieve SELLER of any of its obligations under this Letter Agreement.

14. SEVERABILITY. If any term, provision, covenant or restriction of this Letter Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the Parties, or if that cannot be done, will be severed from this Letter Agreement without affecting the validity or enforceability of the remaining provisions.

15. AMENDMENT; WAIVER. This Letter Agreement may be amended only by a written instrument signed by each of the parties hereto. Any provision of this Letter Agreement may be waived only by a written instrument signed by the party or parties to be bound thereby.

         If the foregoing correctly sets forth your understanding with respect to the matters described in this Letter Agreement, please indicate by executing a copy of this Letter Agreement as provided below and returning the same to the undersigned.

                                           BCP CRYSTAL ACQUISITION GMBH & CO. KG
                                           By: BCP MANAGEMENT GMBH

                                           By: /s/ Chinh Chu
                                               ---------------------------------
                                               Name: Chinh Chu
                                               Title: Managing Director

Accepted and agreed to
this 15th day of December, 2003

KUWAIT PETROLEUM CORPORATION

By: /s/ Seham Razzouqi
    ----------------------------------
    Name: Seham Razzouqi
    Title: Managing Director-Finance,
           Admin. & Int'l Relations